DCP Midstream, LP
2016 Long-Term Incentive Plan
Restricted Phantom Unit Award Agreement

Awardee:            __________
Award Date:            __________
(also known as Grant Date)
Restricted Period:        The three-year period beginning on__________

1.Award of Restricted Phantom Units (also known as Grant). DCP Services, LLC (the “Company”) hereby grants to you Phantom Units hereafter referred to as Restricted Phantom Units (“RPUs”) allocated as __________ DCP common units under the DCP Midstream, LP 2016 Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein. The number of RPUs has been determined based on the average closing price of the DCP common units during the previous twenty trading days ending two days prior to the Award Date and includes a tandem Dividend Equivalent Right (“DER”) grant with respect to each RPU. The Company will establish a DER bookkeeping account for you with respect to each RPU granted that shall be credited with an amount equal to the cash dividends, expressed in US dollars, made during the Restricted Period with respect to the DCP common units. Unless otherwise defined herein, terms used, but not defined, in this Award Agreement shall have the same meaning as set forth in the Plan.

2.Vesting. The RPUs are considered “Vested” once they are no longer forfeitable. Except as provided in Paragraph 3 below, the RPUs granted hereunder shall become Vested only if you have not ceased to be an Employee for any reason (a “Termination of Service”) prior to the end of the Restricted Period.

3.Early Vesting Events. You may become Vested prior to the end of the Restricted Period as provided in Paragraph (a) below.
(a)    Death, Disability, Layoff or Retirement. If you incur a Termination of Service more than 180 days from the Award Date as a result of your death, disability or layoff, or if you incur a Termination of Service more than 180 days from the Award Date and on or after your Retirement Age (defined as age 55 and completion of at least five (5) continuous years of service with the Company and/or its Affiliates) for reasons other than “cause” (as determined by the Company in its discretion), the Restricted Period shall terminate and your RPUs and any earned but unpaid DERs will become fully Vested on the date of your Termination of Service.

(b)    Other Terminations of Service. If your Termination of Service occurs prior to the end of the Restricted Period for any reason other than as provided in Paragraph 3(a) above, the Restricted Period shall terminate, and all of your RPUs and unearned DERs shall be forfeited without payment automatically upon the date of your Termination of Service.

4.Payments.
(a)RPUs. As soon as administratively practicable after the date the Restricted Period terminates (the “Restricted Period End Date”), you will be issued DCP common units equal to the number of your Vested RPUs, unless the Company decides to pay to you in cash an amount equal to the average closing price of your Vested RPUs based on the previous twenty trading days immediately prior to the Restricted Period End Date multiplied by your Vested RPUs, less any taxes the Company is required to withhold from such payment. The Company has sole discretion to determine which method of payment will be used. Payment will be made no later than 2½ months following the Restricted Period End Date (you are not permitted to designate the year of payment in situations where the payment period crosses multiple years), less all applicable taxes required to be withheld therefrom, unless deferred into the Executive Deferred Compensation Plan in accordance with Code Section 409A or delayed pursuant to Section 8(n) of the Plan (related to the six-month delay requirement under Code Section 409A).

(b)DERs. DERs are considered earned as of the quarterly record date. As soon as administratively practicable after each quarterly dividend payment date during the Restricted Period and any six-month delay required under Code Section 409A, the Company shall pay you in cash, with respect to each RPU, an amount equal to the DERs credited to your DER account during that calendar quarter, less any taxes the Company is required to withhold from such payment.

5.Limitations Upon Transfer. All rights under this Award Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution or by a beneficiary designation form filed with the Company in accordance with the procedures established by the Company for such designation, and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Award Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

6.Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.
7.Entire Agreement. This Award Agreement along with the Plan constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the RPUs granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

8.Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.
9.Governing Law. This award shall be governed by, and construed in accordance with, the laws of the State of Colorado, without regard to conflicts of laws or principles thereof.
10.Plan Controls. By accepting this Award, you acknowledge and agree that the RPUs are granted under and governed by the terms and conditions of this Award Agreement and the Plan, a copy of which has been furnished to you. In the event of any conflict between the Plan and this Award Agreement, the terms of the Plan shall control. All decisions or interpretations of the Committee upon any questions relating to the Plan or this Award Agreement are binding, conclusive and final on all persons.

DCP Services, LLC
By:
Name:
Title:

Awardee Acknowledgement and Acceptance

By:
Name: